                                                                   EXHIBIT 4.2


                             FORM OF CERTIFICATE OF
                            DESIGNATION, PREFERENCES
                               AND RIGHTS OF THE
                      ___ % SENIOR CUMULATIVE EXCHANGEABLE
                 PREFERRED STOCK OF EL PASO ENERGY CORPORATION

              (Pursuant to Section 151 of the General Corporation
                         Law of the State of Delaware)


                  I, _______, [title] of El Paso Energy Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY as follows:

                  That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Company (the "Restated Certificate of Incorporation"), the Board of Directors on , duly adopted the following resolution creating a series of ____ shares of Preferred Stock designated as ___% Senior Cumulative Exchangeable Preferred Stock:

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of the Restated Certificate of Incorporation, which authorizes 50,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), the Board of Directors hereby creates a series of preferred stock of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Restated Certificate of Incorporation which are applicable to the preferred stock of all classes and series) as follows:

                  SECTION 1. Designation, Rank. This series of preferred stock shall be designated the "__ % Senior Cumulative Exchangeable Preferred Stock," with a par value of $.01 per share (the "Preferred Stock"). The Preferred Stock will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of common stock of the Company, as they exist on the date hereof or as such stock may be constituted from time to time (the "Common Stock"), and each other class or series of capital stock established by the Board to the extent the terms of such stock do not expressly provide that it ranks on a parity with the Preferred Stock as to dividend




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rights and rights on liquidation, winding-up and dissolution, including the
Company's Series A Junior Preferred Stock, par value $.01 per share (collectively, together with the Common Stock, the "Junior Securities"); and
(ii) on a parity with each other class or series of capital stock issued by the Company established by the Board to the extent the terms of such stock expressly provide that it will rank on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Parity Securities"). Shares of additional series of Preferred Stock may be issued from time to time by the Board of Directors, subject to limitations set forth in the Restated Certificate of Incorporation and the resolutions of the Board providing for any such series; provided that the Board may not establish any class or series of capital stock the terms of which provide that such class or series will rank senior to the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution.

                  SECTION 2. Authorized Number. The authorized number of shares constituting the Preferred Stock shall initially be [______] shares. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of the Preferred Stock to a number less than the number of shares then outstanding.

                  SECTION 3. Dividends. (a) Dividend Periods and Rates. Dividends on each share of Preferred Stock shall be payable with respect to each quarter beginning on the first day of January, April, July and October of each year and ending on the day immediately prior to the first day of the next succeeding period (each, a "Quarterly Dividend Period"). Dividends shall be payable in cash when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, quarterly in arrears on the first day of January, April, July and October of each year (each a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date following the first issuance of the Preferred Stock. Dividends with respect to each Quarterly Dividend Period will be payable at a per annum rate equal to ____ (the "Rate") [the "Rate" shall be a percentage, to be jointly determined by the financial advisors described in Sections 3.14 and 4.14 of the Merger Agreement, that such financial advisors believe would cause the trading price per Depositary Share on a fully distributed basis after the Effective Time to be as nearly equal as possible to the "Liquidation Preference" (as set forth in the Certificate of Designation) of the fractional interest in a whole share of Parent Preferred Stock that is represented by one Depositary Share. In the event that such financial advisors are unable to agree on the "Rate", the parties shall direct their financial advisors to jointly select a nationally recognized investment bank to determine the "Rate". The determination of such investment bank shall be binding on the parties hereto.] multiplied by the Liquidation Preference (as defined in Section 4) of each such share. Dividends for each full Quarterly Dividend Period will be computed by dividing the Rate by four. Dividends payable for any period less than a full Quarterly Dividend Period will be computed on the basis of a 360-day year consisting of twelve
30-



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day months. Each dividend will be payable to holders of record as they appear on the books of the Company at the close of business on a record date, not more than 60 nor less than 15 days before the related Quarterly Dividend Payment Date fixed by the Board. Dividends will be cumulative from the date of original issuance of the Preferred Stock. The Preferred Stock will not entitle the holder thereof to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends. Dividends in arrears for any past Quarterly Dividend Periods may be declared and paid at any time without reference to any regular Quarterly Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board.

                  (b) Priority. So long as shares of Preferred Stock are outstanding, no dividends may be declared or paid and no funds may be set apart for the payment of dividends or other distributions on any Parity Securities (except dividends on Parity Securities paid in shares of Junior Securities and except dividends paid ratably on the Preferred Stock and all such Parity Securities on which dividends are payable or in arrears in proportion to the total amounts to which holders of all such shares are then entitled) for any period unless the full cumulative dividends on all outstanding shares of Preferred Stock shall have been declared and paid in full for all past Quarterly Dividend Periods. No dividends or other distributions may be paid or declared and set apart for such payment on Junior Securities or Parity Securities (except dividends paid in additional shares of Junior Securities) and no Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be declared and set apart for payment with respect thereto, nor shall the Company permit any corporation or entity directly or indirectly controlled by the Company to purchase any Parity Securities or Junior Securities, unless, in each case, the full cumulative dividends on all outstanding shares of Preferred Stock shall have been declared and paid in full for all past Quarterly Dividend Periods. Notwithstanding the foregoing, the Company may (i) make redemptions, purchases or other acquisitions of Parity Securities or Junior Securities payable in Junior Securities and (ii) make, pursuant to the Company's Shareholder Rights Plan (the "Plan"), redemptions of Rights (as defined in the Plan) distributed pursuant to the Plan.

                  SECTION 4. Liquidation Rights. The liquidation preference of each share of Preferred Stock shall be $5,000 (the "Liquidation Preference"). In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after satisfaction of the claims of creditors and before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the Common Stock, the holders of Preferred Stock shall receive an amount equal to the Liquidation Preference of their shares, and shall be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared). If, upon such a





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voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company are insufficient to pay in full the amounts described above as payable with respect to the Preferred Stock, the holders of the Preferred Stock and any Parity Securities will share ratably in any distribution of assets of the Company, first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment in full of any such liquidation preference and accrued but unpaid dividends, the Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. For purposes of this Section 4, neither the sale or transfer of all or any part of the assets of the Company, nor the merger or consolidation of the Company into or with any other corporation or a merger of any other corporation with or into the Company, will be deemed to be a liquidation, dissolution or winding-up of the Company.

                  SECTION 5. Voting Rights. (a) Except as provided below and as may be required by Delaware law, the holders of Preferred Stock will be entitled to vote together as one class with the holders of Common Stock on all matters submitted for a vote of the Company's stockholders. Each share of Preferred Stock shall entitle the holder thereof to 50 votes.

                  (b) (i) If at any time dividends on the Preferred Stock shall be in arrears in an amount equal to six (6) or more quarterly dividends thereon (whether or not consecutive), the occurrence of such contingency shall mark the beginning of a period (herein called a "Default Period") which shall extend until such time when all accrued and unpaid dividends for all previous Quarterly Dividend Periods and for the current Quarterly Dividend Period on all shares of Preferred Stock then outstanding shall have been paid in full. During each Default Period, all holders of Preferred Stock, voting as a class, shall have the right to elect two (2) directors, with each share of Preferred Stock entitling the holder thereof to 50 votes.

                      (ii) So long as any shares of Preferred Stock shall be outstanding, during any Default Period, the voting right described in subsection (i) above may be exercised initially at a special meeting called pursuant to subsection (iii) below or at any annual meeting of stockholders and thereafter at annual meetings of stockholders. The absence of a quorum of holders of Common Stock (or any class thereof) shall not affect the exercise of such voting rights by the holders of Preferred Stock. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing Default Period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, on the Board as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number of directors which may be so elected at any special meeting does not amount to the required number of directors, the holders of the Preferred Stock shall have the right to make such





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increase in the number of directors as shall be necessary to permit the election by them of the required number of directors. After the holders of the Preferred Stock shall have exercised their right to elect directors in any Default Period and during the continuance of such period, the number of directors on the Board shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any Parity Securities.

                  (iii) Unless the holders of Preferred Stock, if any such shares are then outstanding, have, during an existing Default Period, previously exercised their right to elect directors, the Board may, and upon the request of the holders of record of not less than 25% of the aggregate liquidation preference of Preferred Stock then outstanding, the Board shall, order the calling of a special meeting of holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board or the President and Chief Executive Officer of the Company. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this subsection (iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to such holder at such holder's last address as it appears on the books of the Company. Such meeting shall be called for a date not earlier than 10 days and not later than 60 days after such order or request, or, in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 25% of the aggregate liquidation preference of the Preferred Stock then outstanding. Any holder of the Preferred Stock shall have access to the stock books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to these provisions. Notwithstanding the provisions of this subsection (iii), no such special meeting shall be called during the period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders of the Company.

                  (iv) During any Default Period, the holders of Common Stock, and other classes of stock of the Company, if applicable, shall continue to be entitled to elect all of the directors unless and until the holders of Preferred Stock shall have exercised their right pursuant to this Section 5(b) to elect two (2) directors voting as a class. After the exercise of such right
(x) the directors so elected by the holders of Preferred Stock shall continue in office until the earlier of (A) such time as their successors shall have been elected by such holders and (B) the expiration of the Default Period, and
(y) any vacancy in the Board with respect to a directorship to be elected pursuant to this Section 5(b) by the holders of Preferred Stock may be filled by vote of the remaining director previously elected by such holders. References in this subsection (b)(iv) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.




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                     (v) Immediately upon the expiration of a Default Period
(and subject to revesting of the rights provided for in this Section 5(b) upon the subsequent occurrence of a Default Period), (x) the right of the holders of Preferred Stock to elect directors pursuant to this Section 5(b) shall cease,
(y) the term of any directors elected by the holders of Preferred Stock pursuant to this Section 5(b) shall terminate, and (z) the number of directors shall be such number as may be provided for in the Restated Certificate of Incorporation or bylaws of the Company irrespective of any increase made pursuant to subsection (ii) of this subsection (b) (such number being subject, however, to subsequent change in any manner provided by law or in the Restated Certificate of Incorporation or bylaws of the Company). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

                  (c) Except as set forth herein, holders of Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock or holders of any other class of capital stock as set forth herein) for taking any corporate action.

                  SECTION 6. Redemption. (a) On [ ], 20_ [the 21st anniversary of Closing], the Company shall redeem, in cash out of funds legally available therefor, all outstanding shares of Preferred Stock, at the Liquidation Preference thereof plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding such date.

                  (b) Notice of redemption of Preferred Stock will be given by
(i) first-class mail, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to each record holder of shares of Preferred Stock to be redeemed at the address of such holder in the books of the Company and (ii) publication in The Wall Street Journal. On the date such notices are mailed, the Company shall issue a press release announcing the redemption. The mailed and published notice shall state, as appropriate: (1) the redemption date and record date for purposes of such redemption; (2) the number of shares of Preferred Stock to be redeemed and, if fewer than all shares of Preferred Stock held by any holder are to be redeemed, the number of shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered; (4) the redemption price; and (5) that dividends on the Preferred Stock to be redeemed shall cease to accrue on such redemption date, except as otherwise provided herein. If a notice of redemption has been given, from and after the specified redemption date (unless the Company defaults in making payment of the redemption price), dividends on the Preferred Stock so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price and any dividend due on




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a Quarterly Dividend Payment Date after the redemption date relating to a dividend record date prior to such redemption date) will cease.

                  (c) If, at the time of the mandatory redemption of the outstanding shares of Preferred Stock, the funds of the Company legally available for redemption of such shares of Preferred Stock are insufficient to redeem such shares, those funds legally available shall be used to redeem the maximum possible number of shares, pro rata based upon the number of shares of Preferred Stock to be redeemed from each holder. At any time thereafter when additional funds of the Company become legally available for such purpose, such funds shall immediately be used to redeem any additional shares of Preferred Stock which the Company is obligated to redeem, but which it has not so redeemed.

                  SECTION 7. Consolidation, Merger, Etc. In the event that the Company shall consummate any consolidation, merger or similar business combination, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for or changed, reclassified or converted into stock of any successor or resulting corporation (including the Company), a cash payment or any other property, the shares of Preferred Stock shall, in connection with such consolidation, merger or similar business combination, be assumed by and shall become preferred stock of the Principal Party (as defined below), having, insofar as possible, the same powers, preferences and relative, participating, optional or other special rights (including the redemption rights and the exchange rights provided by Sections 6 and 8 hereof), and the qualifications, limitations or restrictions thereon, that the Preferred Stock had immediately prior to such transaction. "Principal Party" shall refer to the surviving or resulting Person in such consolidation, merger or similar business combination; provided that if such Person is a subsidiary, directly or indirectly, of any other entity, then Principal Party shall refer to the "ultimate parent entity" of such Person as such term is defined in the rules promulgated under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. As used herein, "Person" means a corporation, partnership, trust, limited liability company or other entity. The Company shall not consummate any such consolidation, merger or similar business combination unless prior thereto the Company and the other party or parties to such transaction shall have provided for the fulfillment of the requirements of this Section 7 in any agreement relating thereto.

                  SECTION 8. Exchange.(1) (a) At any time, the Company shall have the right to exchange the outstanding shares of the Preferred Stock, in whole or in part, for shares of Common Stock, subject to the notice provisions set forth below. Within five business days after the surrender of any certificate or certificates for the shares of Preferred Stock being exchanged, the Company shall deliver or cause to be delivered to

--------
(1) The Company will take all actions necessary to ensure that the exchange feature of the Preferred Stock does not affect the listing of the Preferred Stock on the New York Stock Exchange.




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the holders of the Preferred Stock, in exchange for each share of Preferred
Stock being exchanged (i) the number of shares of Common Stock equal to the Exchange Rate in effect on the applicable Exchange Date, adjusted as provided below, (ii) an amount in cash equal to all accrued and unpaid dividends on such shares of Preferred Stock up to but excluding the applicable Exchange Date and
(iii) if less than all of the shares of Preferred Stock are being exchanged, a new certificate representing the number of shares of Preferred Stock which remains outstanding upon such partial exchange. Such exchange shall be deemed to have been made at the close of business on the applicable Exchange Date so that the rights of the holder thereof as to the shares of Preferred Stock being exchanged shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

                  (b) The "Exchange Rate" for any exchange hereunder shall be determined by dividing $5,000 by the Current Market Price. "Current Market Price" means the average of the daily Closing Prices for the twenty (20) consecutive Trading Dates ending on and including the date immediately preceding the date of publication in The Wall Street Journal of the applicable notice of exchange of Preferred Stock (each, a "Notice Date"), subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such twenty (20) trading day period, and subject to further adjustment as provided in subsection (c) hereof. The term "Closing Price" on any day shall mean the closing sale price regular way (with any relevant due bills attached) of a share of Common Stock on such day, or in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way (with any relevant due bills attached) of a share of Common Stock on such day, in each case on the New York Stock Exchange Consolidated Tape (or any successor composite tape reporting transactions on national securities exchanges), or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of Common Stock has been traded during the ten consecutive Trading Dates ending on and including the date immediately preceding the applicable Notice
Date) or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices regular way (with any relevant due bills attached) of a share of the Common Stock on the over-the-counter market on the day in question as reported by the National Association of Securities Dealers Automated Quotations System, or a similarly generally accepted reporting service, or if not so available, the market price of a share of Common Stock as determined in good faith by the Board of Directors on the basis of such relevant factors as the Board of Directors in good faith considers appropriate. The term "Trading Date" shall mean a date on which the New York Stock Exchange (or any




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successor to such Exchange) is open for the transaction of business. The
Exchange Rate shall be subject to adjustment from time to time as provided in subsection (c) hereof, but all adjustments to the Exchange Rate shall be calculated to the nearest one one-hundredth of a share of Common Stock.

                  (c) (i) In case the Company shall at any time or from time to time after a Notice Date (A) pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Company, then, and in each such case, the Exchange Rate applicable with respect to such Notice Date shall be adjusted so that the holder of any shares of Preferred Stock required to be surrendered for exchange on the applicable Exchange Date shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Preferred Stock been surrendered for exchange immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

                        (ii) In case the Company shall at any time or from time to time after a Notice Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Company or any of its Subsidiaries by way of dividend or spinoff), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this paragraph (c), and regular quarterly cash dividends on the Common Stock, at such rates as may be fixed by the Board of Directors at any time or from time to time, then, and in each such case, the Exchange Rate applicable with respect to such Notice date shall be adjusted so that the holder of each share of Preferred Stock required to be surrendered on the applicable Exchange Date shall be entitled to receive, upon the exchange thereof, the number of shares of Common Stock determined by multiplying (1) the applicable Exchange Rate on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (2) a fraction, the numerator of which shall be the Market Price per share of Common Stock as of such date, and the denominator of which shall be such Market Price per share of Common Stock less the Fair Market Value per share of Common Stock of such dividend or distribution.



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

                    (iii) For purposes of this paragraph (c), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Company.

                    (iv) The certificate of any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company (which may be the firm of independent public accountants regularly employed by the Company) shall be presumptively correct for any computation made under this paragraph (c).

                    (v) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of exchange granted by this paragraph (c) or in the applicable Exchange Rate shall be required by reason of the taking of such record.

                    (vi) In the event that, as a result of an adjustment made pursuant to this paragraph (c), the holder of any share of Preferred Stock required to be surrendered for exchange shall be entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the applicable Exchange Rate of such other shares so receivable upon conversion of any shares of Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this paragraph (c).

                    (vii) For the purposes of this paragraph (c):

                    "Adjustment Period" shall mean the period of twenty (20) consecutive Trading Dates preceding the date as of which the Fair Market Value or Market Price of any security is to be determined.

                    "Market Price," when used with reference to shares of Common Stock or other securities as of any date, shall mean the average of the daily Closing Prices per share of Common Stock or such other securities for the Adjustment Period.

                    "Fair Market Value" shall mean, as to shares of Common Stock or any other securities of the Company or any other issuer which are publicly traded, the average of the Closing Prices of such shares or securities for each day of the Adjustment Period. The "Fair Market Value" of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined in good faith by the Board of Directors on the basis of such relevant factors as the Board of Directors in good faith considers appropriate.




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

                  (d) Before taking any action which would cause an adjustment to the Exchange Rate that would cause the Company to issue shares of Common Stock for consideration below the then par value (if any) of the Common Stock upon exchange of the Preferred Stock, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at the Exchange Rate.

                  (e) Notice of exchange of Preferred Stock will be given by
(i) first-class mail, not less than 20 nor more than 60 days prior to the date fixed for exchange thereof, to each record holder of shares of Preferred Stock at the address of such holder in the books of the Company and (ii) publication in The Wall Street Journal. On the date such notices are mailed the Company shall issue a press release announcing the exchange. The mailed and published notice shall state, as appropriate: (1) the Exchange Date for the shares of Preferred Stock to be exchanged (the "Exchange Date") and record date for purposes of such exchange; (2) the number of shares of Preferred Stock to be exchanged and, if fewer than all shares of Preferred Stock held by any holder are to be exchanged, the number of shares of such holder to be exchanged; (3) the place or places at which certificates for shares of Preferred Stock are to be surrendered, and (4) that dividends on the Preferred Stock to be exchanged shall cease to accrue on the applicable Exchange Date, except as otherwise provided herein. From and after the applicable Exchange Date (unless the Company defaults in delivery of the shares of Common Stock to be exchanged for Preferred Stock, or any cash with respect to accrued and unpaid dividends up to the applicable Exchange Date, in which event the exchange shall be null and void as to all shares of Preferred Stock), dividends on the Preferred Stock to be exchanged on such Exchange Date will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof with respect to such shares (except the right to receive shares of Common Stock in exchange therefor and any dividends due on a Quarterly Dividend Payment Date after the applicable Exchange Date relating to a dividend record date prior to the Exchange Date) will cease.

                  (f) Each holder of shares of Preferred Stock to be exchanged shall surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state) to the Company at the place designated in the notice of such exchange and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any other funds payable pursuant to this Section 8 upon such surrender and following the applicable Exchange Date.

                  (g) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the exchange of any shares of Preferred Stock. In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the exchange of a share of Preferred Stock, the Company shall, at its election, either



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(i) sell such fractional share, as agent for the person entitled thereto, and distribute the proceeds of such sale, net of any discounts, commissions, fees or expenses associated with such sale, to such person, all in accordance with applicable rules under the Securities Act of 1933, as amended, or (ii) pay to the holder entitled thereto an amount in cash (computed to the nearest cent) equal to the current value such fraction represents of the Market Price, or
(iii) round such fractional share otherwise issuable to any holder up to the nearest whole number of shares of Common Stock. If more than one share shall be surrendered for exchange by the same holder, the number of full shares of Common Stock issuable to such holder upon exchange thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered by such holder.

                  SECTION 9. Status of Reacquired Shares. If shares of Preferred Stock are redeemed pursuant to Section 6 or exchanged pursuant to
Section 8, the shares so reacquired shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Company, but may not be reissued as Preferred Stock.

                  SECTION 10. Amendment. The Restated Certificate of Incorporation of the Company shall not be amended in any manner which would alter or change the powers, preferences or special rights of the shares of Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Preferred Stock, voting together as a single class, the holder of each such share being entitled to 50 votes.

                  SECTION 11. Preemptive Rights. The Preferred Stock does not entitle the holders thereof to any preemptive or subscription rights in respect of any securities of the Company.

                  SECTION 12. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                  IN WITNESS WHEREOF, El Paso Energy Corporation has caused this Certificate of Designation to be duly executed by its duly authorized officer and attested by its Secretary this day of , _____.






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